UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

CDW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-169258	26-0273989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue Vernon Hills, Illinois		60061
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, on December 3, 2010, CDW LLC and CDW Finance Corporation (collectively, the “Issuers”) entered into a purchase agreement (the “Purchase Agreement”) among the Issuers, the guarantors named therein and the initial purchasers named therein (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Initial Purchasers agreed to purchase from the Issuers $450 million aggregate principal amount of 8% senior secured notes due 2018 (subject to an option (the “over-allotment option”) of the Initial Purchasers to purchase up to an additional $50 million in aggregate principal amount of notes). On December 9, 2010, the Initial Purchasers exercised the over-allotment option in full. The sale of all of the notes is expected to close on December 17, 2010, subject to satisfaction or waiver of certain customary closing conditions.

As previously disclosed, on December 2, 2010, CDW LLC entered into an amendment to its term loan agreement among CDW LLC, CDW Corporation, the subsidiary guarantors named therein, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and the lenders named therein (the “Term Loan Amendment”). The Term Loan Amendment, among other things, extends, from October 10, 2014 to July 15, 2017, the maturity of approximately $1.132 billion of the $1.6725 billion in term loans to be outstanding after giving effect to the sale of the notes and the subsequent paydown of the term loans with the proceeds thereof. The Term Loan Amendment is expected to become effective on December 17, 2010, subject to satisfaction or waiver of certain closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date: December 9, 2010	By:	/s/ Robert J. Welyki
Robert J. Welyki
Vice President and Treasurer